Certificate

__________ Shares

No. A-_____

Incorporated in the State of Nevada

December 23, 1985

SIGMA LABS, INC.

SERIES A CONVERTIBLE PREFERRED STOCK

(See the reverse of this certificate for information on how to obtain a copy of the rights, preferences, privileges and restrictions of each class or series of shares)

THIS CERTIFIES that __________________________________ is the record holder of _______________ shares of Series A Convertible Preferred Stock of Sigma Labs, Inc., a Nevada corporation, transferable only on the share register of the corporation, in person or by duly authorized attorney, upon surrender of this certificate properly endorsed or assigned.

This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation and the Bylaws of the corporation and any amendments thereto, to all of which the holder of this certificate by acceptance hereby assents.

WITNESS the signatures of its duly authorized officers this _____ day of _________, 201_.

__________________________________________

____________________________________________

Mark J. Cola, President and Chief Executive Officer

Amanda Cole, Secretary

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE MADE TO THE OFFICE OF THE CORPORATION AT ITS PRINCIPAL BUSINESS OFFICE.